UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/16/2011

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  001-03381

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2011, The Pep Boys - Manny, Moe & Jack (the "Company") entered into a Termination Amendment ("Amendment") to The Pep Boys - Manny, Moe & Jack Pension Plan ("Plan"). The Amendment serves to (i) reflect the pending termination of the Plan, (ii) add a temporary lump sum benefit that may be elected by certain participants in connection with the termination of the Plan and (iii) make certain other clarifying, conforming and other changes as may be necessary in connection with the termination of the Plan.

The Company expects to satisfy all of its obligations under the Plan, which has been frozen since December 31, 1996, by the end of fiscal 2012. In order to terminate the Plan, in accordance with Internal Revenue Service and Pension Benefit Guaranty Corporation requirements, the Company is required to fully fund the Plan on a termination basis and will commit to contribute the additional assets necessary to do so. The amount necessary to do so is not yet known, but is currently estimated to be between $13 and $18 million. Plan participants will not be adversely affected by the Plan termination, but rather will have their benefits either converted into a lump sum cash payment or an annuity contract placed with an insurance carrier.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Termination Amendment, dated November 16, 2011, to The Pep Boys - Manny, Moe & Jack Pension Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: November 17, 2011	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
SVP - General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Termination Amendment to The Pep Boys - Manny, Moe & Jack Pension Plan